Exhibit 99.1

Contact: Amy Bradley	Contact: Diane Huggins
Director of Marketing	Vice President of Communications
814-534-3121; abradley@conemaugh.org	615-920-7651; diane.huggins@lpnt.net

CONEMAUGH HEALTH SYSTEM JOINS DUKE LIFEPOINT

Acquisition of west central Pennsylvania’s largest health system includes
$425 million in capital improvements

Johnstown, Pa. (Sept. 2, 2014) — Conemaugh Health System’s Board of Directors and Duke LifePoint Healthcare today announced that the acquisition of Conemaugh Health System by Duke LifePoint is complete. As part of Duke LifePoint, Conemaugh Health System will strengthen its operations and enhance its ability to thrive in the future.

Under the terms of the transaction, Duke LifePoint acquired Conemaugh Health System’s three hospitals, its outpatient centers and the Conemaugh Physician Group practices. Duke LifePoint will invest $425 million in Conemaugh’s facilities over the next 10 years, and the proceeds from the purchase price will be used by a locally governed charitable foundation to fund future programs to meet community needs.

“This acquisition is an exciting milestone for Conemaugh Health System, our employees and physicians, and all of the communities we serve,” said Ron Vickroy, chairman of the Conemaugh Health System board of directors. “Our board carefully evaluated our partnership options for many months before choosing Duke LifePoint, and we have continued to grow even more confident in our selection. Together with Duke LifePoint, Conemaugh Health System is well-positioned to thrive in the changing health care environment and enhance care delivery throughout west central Pennsylvania for generations to come.”

As part of the acquisition, Duke LifePoint offered employment to all Conemaugh Health System employees and is working with Conemaugh leaders to establish a local board of trustees that includes members of the local community, local physicians and a representative from Duke.

All of Conemaugh Health System’s core services will be maintained, and Duke LifePoint will provide resources to expand and enhance services that Conemaugh’s communities need.  Also, Duke LifePoint has adopted Conemaugh Health System’s current charity care policy.

“We are delighted to welcome Conemaugh Health System to Duke LifePoint,” said LifePoint Chairman and Chief Executive Officer William F. Carpenter III. “Over the last several months, we have learned so much about Conemaugh Health System and its communities. We see great opportunities here for growth and are excited to be a part of west central Pennsylvania, working alongside the exceptional Conemaugh team to find ways to make this region healthier.”

As part of the Duke LifePoint system, Conemaugh Health System will participate in Duke LifePoint’s quality and patient safety programs. Duke LifePoint’s investments in Conemaugh Health System will include significant capital resources to fund outpatient and inpatient care facilities, technology, equipment and physician recruitment. This includes investments to build outpatient centers in Richland and Ebensburg and a medical education conference center to support graduate residency, nursing and allied health programs at Conemaugh.

“Duke LifePoint has demonstrated its commitment to our employees, physicians and patients and its dedication to the highest standards of quality care and patient safety,” said Scott A. Becker, chief executive officer of Conemaugh Health System. “Its leaders are committed to collaborating with us to expand and enhance health care and strengthen Conemaugh Health System and our communities. This acquisition will contribute significantly to the health and prosperity of this region.”

With the completion of the acquisition, Conemaugh Health System is now a local taxpayer, providing a new source of tax revenue to support local projects, schools and infrastructure.

“Conemaugh Health System and Duke LifePoint share important values, including a focus on serving communities and providing the highest quality care to patients,” said William J. Fulkerson Jr., M.D., executive vice president of Duke University Health System. “This acquisition is an excellent match for both of our organizations. We look forward to partnering with Conemaugh Health System to enhance medical services in west central Pennsylvania.”

Founded in 2011, Duke LifePoint is a joint venture of Duke University Health System and LifePoint Hospitals. It has a growing network of health care providers in North Carolina, Virginia and Michigan. Conemaugh Health System is Duke LifePoint’s first partner in Pennsylvania and the largest health care system in its network.

Duke LifePoint’s acquisition of Conemaugh Health System was reviewed and approved by the Attorney General of Pennsylvania and the Cambria County Orphans’ Court.

About Conemaugh Health System

Conemaugh Health System is the largest health care provider in west central Pennsylvania, serving over a half-million patients each year through the Conemaugh Physician Group and Medical Staff, a network of hospitals, specialty clinics and patient focused programs. Conemaugh’s 4,500+ employees and 350+ physicians are committed to excellence and repeatedly earn state and national recognition for exceptional clinical outcomes.  Conemaugh Memorial Medical Center, the system’s flagship hospital, provides sophisticated technology, the highest levels of trauma and neonatal intensive care and a committed history of training tomorrow’s physicians, nurses and allied health providers. For more information on Conemaugh, visit us at www.conemaugh.org.

About Duke LifePoint

Duke LifePoint Healthcare, a joint venture of Duke University Health System, Inc. and LifePoint Hospitals® (NASDAQ: LPNT), was established to build a dynamic network of hospitals and health care providers. The joint venture, which brings together LifePoint’s experience in community-based hospital management and Duke’s world-renowned leadership in clinical service, is strengthening and improving health care delivery by providing community hospitals the clinical, quality and operational resources they need to grow and prosper. For additional information, visit www.dukelifepointhealthcare.com.

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